Exhibit 99.5

CONSENT OF BSP SECURITIES, LLC

We hereby consent to the use of our name and to the description of our opinion, dated June 11, 2018, under the caption “Opinion of Athens’ Financial Advisor” in, and to the inclusion of our opinion letter as Appendix D, to the Joint Proxy Statement/Prospectus, which Proxy Statement-Prospectus forms a part of the Registration Statement on Form S-4 of CapStar Financial Holdings, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

By:	/s/ BSP Securities, LLC
BSP Securities, LLC

Atlanta, Georgia

July 10, 2018